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                                                                  Exhibit 99.1

                 PATTERSON DENTAL ANNOUNCES 3-FOR-2 STOCK SPLIT
                          Reiterates Positive Outlook


ST. PAUL, MINNESOTA, JANUARY 12, 1998 - PATTERSON DENTAL COMPANY (NASDAQ:PDCO) today announced that its board of directors has approved a 3-for-2 stock split, to be effected in the form of a 50% stock dividend payable February 17, 1998, to shareholders of record January 30, 1998. The company will have approximately 33 million shares outstanding after the stock split.

"The board of directors shares management's confidence in Patterson's long-term growth opportunity, which has been reflected in the strength of our earnings and share valuation," commented Peter L. Frechette, president and chief executive officer. "While many institutional investors own shares of Patterson, it is our goal to keep the round lot price of Patterson Dental stock within a comfortable range for individual investors as well."

Frechette added that the company remains positive about the outlook for the remainder of fiscal 1998 (ending April 25, 1998). "For the first six months of this year, we reported a 28 percent jump in net income on a 17 percent rise in net revenue. The gains reflected substantial contributions from the company's Colwell operation, which was acquired in October 1996, as well as operating margin improvement. With the strong increase in Canadian sales following our August, 1997 acquisition of Canadian Dental Supply Ltd., and other developments, we believe we have a good chance of achieving strong sales and earnings gains for fiscal 1998."

Patterson Dental Company is one of the largest distributors of dental products in North America. The Company supplies more than 75,000 products to dentists, dental laboratories, institutions, physicians and other health care providers. These products include x-ray film, impression and restorative materials, hand instruments, sterilization products, front office forms and stationery as well as capital equipment. Patterson markets its products and services through more than 800 direct sales representatives and equipment specialists in the United States and Canada, and ships approximately 97 percent of its consumable goods within 24 hours of receipt of order.

This news release contains certain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, which may be identified by the use of certain forward-looking terminology such as "may," "will," "expect," "anticipate," "estimate," "goal," or "continue," or comparable terminology that involves risks and uncertainties, which may cause the company's actual results in the future to differ materially from expected results. These risks include, among others: competition within the dental supply industry; changes in the economics of dentistry, including reduced growth in expenditures by private dental insurance plans and the effects of healthcare reform, which may affect future per capita expenditures for dental services and the ability of dentists to invest in or obtain reimbursement for the use of high-technology products; the ability of the company to maintain satisfactory relationships with its sales force; the effects of economic conditions; the successful integration of Canada Dental Supply Ltd; unforeseen operation risks; risks associated with the dependence on manufacturers of the company's products; and the availability of capital to finance planned growth. These risks are qualified in their entirety by cautionary language set forth in the company's Form 10-K report filed July 25, 1997, and other documents filed with Securities and Exchange Commission.